EXHIBIT 99.1

FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT: Scott Long,

Chief Financial Officer, PW Eagle, Inc.

541-343-0200

PW EAGLE ANNOUNCES AGREEMENT FOR MERGER WITH MAJORITY-OWNED SUBSIDIARY

EUGENE, OR. October 3, 2005 -- PW Eagle, Inc. ("PW Eagle") announced today that it has executed a merger agreement with its majority-owned subsidiary, USPoly Company ("USPoly"), to acquire the approximately 27% minority interest in USPoly that PW Eagle does not already own. Under the terms of the merger agreement, USPoly will be merged with and into Poly Merger, LLC, a wholly-owned subsidiary of PW Eagle, and the minority USPoly security holders will receive 0.0944 shares of PW Eagle common stock and $0.85 cash for each share of USPoly they own. USPoly minority shareholders will receive an aggregate of 352,063 shares of PW Eagle common stock and $3,168,566 in the merger. USPoly option holders will receive options to purchase PW Eagle common stock based on a ratio of 0.1889 shares of PW Eagle for each option to purchase one share of USPoly. The merger is subject to customary closing conditions, including approval of the merger by the USPoly shareholders, the receipt of certain lender consents and the satisfaction of obligations to outstanding warrant holders. Notice has been sent to USPoly shareholders in anticipation of a special meeting of USPoly shareholders to be held on or around October 6, 2005 to approve the merger. No approval of PW Eagle shareholders will be required. It is anticipated that the merger will close as soon as practicable following approval by the USPoly shareholders. There can be no guarantee that the merger will be consummated.

William Spell, Chairman of the Board of PW Eagle, said, "We are pleased to report that we are one step closer to completing the acquisition of that portion of USPoly that we do not already own so that we can bring our PVC and PE businesses together. The boards of directors and independent committees of both companies have unanimously approved this transaction. We look forward to completing this transaction in the near future so that we can take advantage of sharing resources, conducting joint sales and marketing efforts, and capturing some economies of scale. I also believe that combining these businesses will make PW Eagle a stronger company with improved financial results, a stronger balance sheet and less volatility."

PW Eagle, Inc. is a leading extruder of PVC pipe products and its majority-owned subsidiary, USPoly Company, is an extruder of PE pipe and tubing products. Together they operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to PW Eagle's consummation of a merger involving its majority-owned subsidiary, USPoly, and the synergies and improved financial results that may be achieved through the merger, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if PW Eagle is not able to obtain the requisite lender consents, if USPoly is not able to obtain approval of the merger from its shareholders, if obligations to existing warrant holders of USPoly are not satisfied, if the transaction is not consummated for any other reason, if economic conditions change or if assumptions made by PW Eagle management regarding synergies and improved financial performance of the combined company prove to be incorrect. In addition, there can be no guarantee that the transaction will close within the anticipated timeframe or at all. We undertake no obligation to update "forward-looking" statements.

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